Revised Schedule A

(1) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.95000%
For the next $2.5 billion	0.92625%
For the next $2.5 billion	0.90250%
For the next $2.5 billion	0.87875%
For the amount over $10 billion	0.85500%

Fund	Ticker	Effective Date of Agreement
First Trust Long/Short Equity ETF	FTLS	August 26, 2014

(2) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.85000%
For the next $2.5 billion	0.82875%
For the next $2.5 billion	0.80750%
For the next $2.5 billion	0.78625%
For the amount over $10 billion	0.76500%

Fund	Ticker	Effective Date of Agreement
First Trust Emerging Markets Local Currency Bond ETF	FEMB	November 4, 2014